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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 23, 2004


                  The Smith & Wollensky Restaurant Group, Inc.
             (Exact name of registrant as specified in its charter)




            Delaware                       001-16505             58-2350980
(State or other jurisdiction of    (Commission File Number)    (IRS Employer
         incorporation)                                      Identification No.)

                 1114 First Avenue                              10021
                 New York, New York                          (Zip Code)
      (Address of principal executive offices)

                                 (212) 838-2061
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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


Item 1.01         Entry into a Material Definitive Agreement.

On December 23, 2004, Smith & Wollensky of Boston, LLC, Houston S&W, L.P. and Dallas S&W, L.P. (collectively, the "Lessees"), each a wholly-owned subsidiary of The Smith & Wollensky Restaurant Group, Inc. (the "Company"), entered into a Master Lease Agreement and related schedules (the "Lease") with General Electric Capital Corporation, which subsequently assigned its rights, interests and obligations under the Lease to Ameritech Credit Corporation, d/b/a SBC Capital Services (the "Lessor"), pursuant to which the Lessor acquired certain equipment and then leased such equipment to the Lessees. The transaction enabled the Lessees to finance approximately $1.5 million of existing equipment. Subject to adjustment in certain circumstances, the monthly rent payable under the Lease is $30,672. In connection with the transaction, the Company entered into a Corporate Guaranty on December 23, 2004 to guarantee the Lessees' obligations under the Lease.

The Lease and the Corporate Guaranty contain standard representations, warranties and covenants for transactions of this type, together with standard default provisions that permit the Lessor to accelerate the Lessees' obligations in the event of a default. An event of default occurs if, among other things,
(i) the Lessees breach their obligation to pay rent or any other amounts owed to Lessor and fail to cure the breach within ten days; (ii) the Lessees breach their insurance obligations under the Lease; (iii) the Lessees breach any other obligations under the Lease and fail to cure the breach within thirty days after written notice from the Lessor; (iv) any representation or warranty made by the Lessees in the Lease shall be false or misleading in any material respect; (v) there is a default in or revocation of the Company's obligations under the Guaranty; (vi) subject to certain exceptions, effective control of the Lessees' voting capital stock is not retained by the Company; (vii) subject to certain exceptions, a petition is filed by or against any Lessee or the Company under any bankruptcy or insolvency laws; (viii) subject to certain exceptions, in connection with a material change in the ownership of the Company's capital stock, the Company's debt-to-worth ratio equals or exceeds twice the Company's debt-to-worth ratio as of the date of the Lease; (ix) the Lessees or the Company become insolvent, cease to do business, terminate their existence, or, subject to exceptions, consolidate with, merge into, lease or convey substantially all of their assets to any person; or (x) the Lessees or the Company default in any obligation that equals or exceeds $1.0 million for borrowed money, for the deferred purchase price of property or any lease agreement and the applicable grace period shall have expired. If a default occurs, the Lessees are obligated to pay to the Lessor the stipulated loss value of the equipment and all rents and other amounts due to the Lessor. The term for the Lease is 60 months. At the end of the term, the Lessees have the option to (a) renew the Lease for a term to be agreed upon by the Lessor and the Lessees at a fair market rental value for the equipment, (b) purchase the equipment on an as is basis from the Lessor at a price equal to the then fair market value of the equipment, or (c) cancel the lease and return the equipment to the Lessor, in each case, subject to certain conditions. In certain circumstances and subject to certain conditions, the Lease may be terminated by the Lessees on or after January 23, 2008.

Copies of the Master Lease Agreement and related schedules and the Corporate Guaranty are filed as Exhibits 99.1 and 99.2, respectively, hereto and are hereby incorporated herein by reference.


Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above, the Master Lease Agreement and related schedules filed as Exhibit 99.1 hereto and the Corporate Guaranty filed as Exhibit 99.2 hereto are hereby incorporated by reference into this Item 2.03.

Item 9.01         Financial Statements and Exhibits.

           (c) Exhibits

        Exhibit Number      Description
        --------------      -----------

               99.1 Master Lease Agreement and related schedules, dated as of December 23, 2004, by and among General Electric Capital Corporation, Smith & Wollensky of Boston, LLC, Houston S&W, L.P. and Dallas S&W, L.P.

               99.2 Corporate Guaranty, dated as of December 23, 2004, by and between The Smith & Wollensky Restaurant Group, Inc. and General Electric Capital Corporation.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    The Smith & Wollensky Restaurant Group, Inc.


                                    By:  /s/ Alan M. Mandel
                                         ----------------------------
                                         Alan M. Mandel
                                         Chief Financial Officer, Executive Vice
                                         President of Finance, Treasurer and
                                         Secretary


Date:   January 7, 2004